Exhibit 99.1

FOR IMMEDIATE RELEASE

Comscore Reports Third Quarter 2018 Results
Revenue growth driven by emerging products; strategic transformation continues

RESTON, VA., Nov. 8, 2018 - Comscore, Inc. (NASDAQ: SCOR), a trusted partner for planning, transacting, and evaluating media across platforms, today reported financial results for the third quarter of 2018, ended September 30, 2018.

Financial and Operational Highlights

•	Total year-over-year revenue growth of 2.5%, driven by TV and cross-platform growth of 25%.

•	Gross profit improvement, reflecting relatively flat costs on increased revenue.

•	SG&A costs of $43.6 million, or 42% of revenue, compared to $52.2 million, or 52% of revenue in the year-ago quarter.

•	GAAP net loss of $24.6 million, or $(0.42) per share, compared to $130.1 million, or $(2.26) per share in the year-ago quarter.

•	Adjusted EBITDA of $5.2 million, compared to an adjusted EBITDA loss of $5.0 million in the year-ago quarter.

•	Cash, cash equivalents and restricted cash of $54.2 million, compared to $45.1 million as of December 31, 2017.

•	Comscore to host Investor Day on November 13 in New York.

"We are pleased with our performance and progress on our strategic initiatives during the third quarter. We drove revenue growth and made significant progress in streamlining our cost structure, as evidenced by our third straight quarter of positive adjusted EBITDA," said Bryan Wiener, CEO of Comscore. "Fundamental changes in the media ecosystem require a modern measurement partner to help businesses transact media with confidence. We believe our strategic plan positions us to be that trusted partner for today and in the future.”

Summary Results
Total revenue in the third quarter of 2018 was $102.9 million, up from $100.3 million in the year-ago quarter. The third quarter financials reflect the three new categories in which Comscore will analyze customers and revenue moving forward. These new categories better reflect solution groups that address customer needs.

Ratings and Planning revenue is composed of revenue from digital, TV and cross-platform products. Ratings and Planning revenue increased to $70.5 million in the third quarter, compared to $69.5 million in the year-ago quarter. The increase was primarily from TV products due to increases in existing customer contract values. This was offset by lower revenues in digital products that continued to be negatively impacted by ongoing industry changes in ad buying and consolidation.

Analytics and Optimization revenue increased to $22.2 million in the third quarter, compared to $21.2 million in the year-ago quarter. Revenue increased primarily due to increases in emerging products (including activation), partially offset by lower revenue from digital custom offerings.

Movies Reporting and Analytics revenue increased to $10.2 million in the third quarter, compared to $9.7 million in the year-ago quarter. Revenue increased as the company’s global footprint remained strong and products continued to result in higher contract pricing.

GAAP net loss for the third quarter of 2018 was $24.6 million, or $(0.42) per share, compared to $130.1 million, or $(2.26) per share reported in the year-ago quarter. The improvement was driven primarily by an $81.8 million non-

recurring legal settlement in the year-ago quarter, as well as continued cost discipline in selling and marketing, research and development, and G&A, and a decrease in investigation and audit-related costs.

For the third quarter of 2018, Comscore generated non-GAAP adjusted EBITDA of $5.2 million, which includes a larger than normal $1.6 million payment received from a prior-year patent settlement and excludes stock-based compensation expense, change in fair value of financing derivatives, and other items as presented in the accompanying tables. This compares to an adjusted EBITDA loss of $5.0 million in the year-ago quarter.

Balance Sheet and Liquidity
As of September 30, 2018, total debt principal, composed of senior secured convertible notes, was $202.0 million. Cash, cash equivalents and restricted cash at the end of the third quarter were $54.2 million, including $6.3 million in restricted cash.

Business Outlook
In the fourth quarter of 2018, Comscore expects revenue to increase modestly and adjusted EBITDA to be positive for the fourth straight quarter and at the lower end of the range of the first three quarters of 2018, excluding the $1.6 million patent payment received in the third quarter. Looking forward, management is focused on streamlining the company’s cost structure to fund critical investments in product development and drive revenue growth in 2019 and beyond.

Comscore plans to provide 2019 and multi-year financial guidance at its Investor Day hosted on November 13th in NYC and live streamed on ir.comscore.com/events-presentations. Presentation materials and an archived replay will be available for approximately 90 days following the event at the same link.

Conference Call information for today, Thursday, November 8 at 5:00 p.m. ET:
Management will provide commentary on the company's results in a conference call today at 5:00 p.m. ET. To access this call, dial +1 844-229-7593 (domestic) or +1 314-888-4258 (international) and reference conference ID #2195848. Participants are advised to dial in at least 10 minutes prior to the call to register. Additionally, a live webcast of the conference call will be available on the Investor Relations section of the company's website at ir.comscore.com/events-presentations. Following the conference call, a replay will be available by dialing +1 855-859-2056 (domestic) or +1 404-537-3406 (international) with passcode #2195848. The replay will also be available via webcast at ir.comscore.com/events-presentations.

About Comscore
Comscore (NASDAQ: SCOR) is a trusted partner for planning, transacting and evaluating media across platforms. With a data footprint that combines digital, linear TV, over-the-top and theatrical viewership intelligence with advanced audience insights, Comscore allows media buyers and sellers to quantify their multiscreen behavior and make business decisions with confidence. A proven leader in measuring digital and set-top box audiences and advertising at scale, Comscore is the industry's emerging, third-party source for reliable and comprehensive cross-platform measurement. To learn more about Comscore, please visit www.comscore.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal and state securities laws, including, without limitation, Comscore's expectations, forecasts, plans and opinions regarding business and market opportunities, product development and innovation, financial performance, operational improvements and strategic plans, in particular Comscore’s plans regarding customer needs, market positioning and revenue presentation and expectations regarding future revenue and adjusted EBITDA performance. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, Comscore’s ability to achieve its expected strategic, financial and operational plans. For additional discussion of risk factors, please refer to Comscore's respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that Comscore makes from time to time with the U.S. Securities and Exchange Commission (the "SEC"), which are available on the SEC's website (www.sec.gov).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Comscore does not intend or undertake, and expressly disclaims, any duty or obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events, except as required by applicable law.

Use of Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, we are disclosing herein non-GAAP net income (loss) and adjusted EBITDA, each of which are non-GAAP financial measures used by our management to understand and evaluate our core operating performance and trends. We believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results, as they permit our investors to view our core business performance using the same metrics that management uses to evaluate our performance. Nevertheless, our use of these non-GAAP financial measures has limitations as an analytical tool, and investors should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Instead, you should consider these measures alongside GAAP-based financial performance measures, net income (loss), various cash flow metrics, and our other GAAP financial results.

Set forth below are reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. These reconciliations should be carefully evaluated.

Media Contact
Hattie Young
(212) 277-6577
press@comscore.com

Investor Relations Contact
Steve Calk or Chris Donovan
Alpha IR Group
(312) 445-2870
SCOR@alpha-ir.com

COMSCORE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	As of	As of
	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$47,876	$37,859
Restricted cash	6,338	7,266
Accounts receivable, net of allowances of $1,073 and $1,991, respectively ($2,759 and $2,899 of accounts receivable attributable to related parties, respectively)	61,900	82,029
Prepaid expenses and other current assets	20,254	15,168
Insurance recoverable on litigation settlements	—	37,232
Total current assets	136,368	179,554
Property and equipment, net	27,315	28,893
Other non-current assets	9,572	7,259
Deferred tax assets	3,591	4,532
Intangible assets, net	135,110	159,777
Goodwill	641,594	642,424
Total assets	$953,550	$1,022,439
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable ($1,467 and $2,715 attributable to related parties, respectively)	$19,716	$27,889
Accrued expenses ($5,089 and $5,857 attributable to related parties, respectively)	48,352	86,031
Accrued litigation settlements	4,375	27,718
Other current liabilities	8,029	10,485
Customer advances ($2,188 and $2,755 attributable to related parties, respectively)	72,119	98,367
Total current liabilities	152,591	250,490
Financing derivatives (related party)	21,800	—
Senior secured convertible notes (related party)	175,850	—
Deferred tax liabilities	6,033	3,641
Accrued litigation settlements	875	90,800
Other non-current liabilities	27,859	21,016
Total liabilities	385,008	365,947
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; 5,000,000 shares authorized at September 30, 2018 and December 31, 2017; no shares issued or outstanding as of September 30, 2018 and December 31, 2017	—	—
Common stock, $0.001 par value per share; 150,000,000 shares authorized as of September 30, 2018 and 100,000,000 shares authorized as of December 31, 2017; 65,664,431 shares issued and 58,899,635 shares outstanding as of September 30, 2018, and 60,053,843 shares issued and 57,289,047 shares outstanding as of December 31, 2017	59	60
Additional paid-in capital	1,549,371	1,407,717
Accumulated other comprehensive loss	(9,013)	(6,224)
Accumulated deficit	(741,891)	(609,091)
Treasury stock, at cost, 6,764,796 and 2,764,796 shares as of September 30, 2018 and December 31, 2017, respectively	(229,984)	(135,970)
Total stockholders’ equity	568,542	656,492
Total liabilities and stockholders’ equity	$953,550	$1,022,439

COMSCORE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues (1)	$102,864	$100,323	$310,172	$300,623

Cost of revenues (1) (2) (3)	49,446	48,803	148,226	143,417
Selling and marketing (1) (2) (3)	24,866	29,873	80,418	90,796
Research and development (1) (2) (3)	18,742	21,580	58,347	64,102
General and administrative (1) (2) (3)	18,707	22,331	66,067	53,426
Investigation and audit related (1)	696	21,392	37,446	56,469
Amortization of intangible assets	7,896	8,491	24,706	25,669
Settlement of litigation, net	—	81,799	5,250	82,417
Restructuring	51	—	5,141	—
Total expenses from operations	120,404	234,269	425,601	516,296
Loss from operations	(17,540)	(133,946)	(115,429)	(215,673)
Interest expense, net (1)	(4,682)	(148)	(11,711)	(554)
Other (expense) income, net	(1,711)	6,619	(827)	12,486
Loss from foreign currency transactions	(304)	(298)	(181)	(1,523)
Loss before income taxes	(24,237)	(127,773)	(128,148)	(205,264)
Income tax provision	(400)	(2,296)	(3,916)	(4,223)
Net loss	$(24,637)	$(130,069)	$(132,064)	$(209,487)
Net loss per common share:
Basic	$(0.42)	$(2.26)	$(2.32)	$(3.65)
Diluted	$(0.42)	$(2.26)	$(2.32)	$(3.65)
Weighted-average number of shares used in per share calculation - Common Stock:
Basic	58,212,306	57,547,863	56,877,186	57,442,180
Diluted	58,212,306	57,547,863	56,877,186	57,442,180
Comprehensive loss:
Net loss	$(24,637)	$(130,069)	$(132,064)	$(209,487)
Other comprehensive (loss) income:
Foreign currency cumulative translation adjustment	(429)	1,349	(2,789)	4,304
Other	—	23	—	57
Total comprehensive loss	$(25,066)	$(128,697)	$(134,853)	$(205,126)

(1) Transactions with related parties are included in the line items above.
(2) Stock-based compensation expense is included in the line items above as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cost of revenues	$1,248	$384	$5,235	$1,446
Selling and marketing	1,860	1,461	8,227	4,439
Research and development	1,137	537	5,453	1,808
General and administrative	2,066	6,340	12,276	7,673
	$6,311	$8,722	$31,191	$15,366

(3) Excludes amortization of intangible assets, which is presented separately in the Condensed Consolidated Statements of Operations and Comprehensive Loss.

COMSCORE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2018	2017
Operating activities:
Net loss	$(132,064)	$(209,487)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12,974	18,229
Amortization of intangible assets	24,706	25,669
Stock-based compensation	31,191	15,366
Deferred tax provision	2,828	3,787
Change in fair value of financing derivatives	10,141	—
Accretion of debt discount	3,327	—
Amortization of deferred financing costs	703	—
Gain on forgiveness of obligation	—	(4,000)
Accrued litigation settlements to be settled in Common Stock	—	90,800
Other	253	646
Changes in operating assets and liabilities:
Accounts receivable	19,480	22,731
Prepaid expenses and other assets	3,502	(34,593)
Accounts payable, accrued expenses, and other liabilities	(22,449)	50,214
Customer advances	(28,531)	(7,063)
Net cash used in operating activities	(73,939)	(27,701)

Investing activities:
Sales of marketable securities	—	15,000
Purchases of property and equipment	(2,183)	(7,596)
Capitalized internal-use software costs	(7,447)	—
Net cash (used in) provided by investing activities	(9,630)	7,404

Financing activities:
Proceeds from borrowings on senior secured convertible notes (related party)	100,000	—
Debt issuance costs	(5,132)	—
Financing proceeds received on subscription receivable (related party)	7,998	9,011
Proceeds from the exercise of stock options	2,855	—
Payments for taxes related to net share settlement of equity awards	(4,663)	(1,514)
Principal payments on capital lease and software license arrangements	(7,260)	(12,699)
Net cash provided by (used in) financing activities	93,798	(5,202)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,140)	595
Net increase (decrease) in cash, cash equivalents and restricted cash	9,089	(24,904)
Cash, cash equivalents and restricted cash at beginning of period	45,125	88,341
Cash, cash equivalents and restricted cash at end of period	$54,214	$63,437

	As of September 30,
	2018	2017
Cash and cash equivalents	$47,876	$54,782
Restricted cash	6,338	8,655
Total cash, cash equivalents and restricted cash	$54,214	$63,437

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of net loss (GAAP) to adjusted EBITDA for each of the periods identified:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2018	2017	2018	2017
Net loss (GAAP)	$(24,637)	$(130,069)	$(132,064)	$(209,487)

Income tax provision	400	2,296	3,916	4,223
Interest expense, net	4,682	148	11,711	554
Depreciation	4,135	6,233	12,974	18,229
Amortization of intangible assets	7,896	8,491	24,706	25,669
EBITDA	(7,524)	(112,901)	(78,757)	(160,812)

Adjustments:
Stock-based compensation	6,311	8,722	31,191	15,366
Investigation and audit related	696	21,392	37,446	56,469
Settlement of litigation, net	—	81,799	5,250	82,417
Restructuring costs	51	—	5,141	—
Other expense (income), net (1)	5,699	(3,963)	9,834	(4,003)
Adjusted EBITDA	$5,233	$(4,951)	$10,105	$(10,563)
(1) In 2018, adjustments to other expense (income), net, reflect non-cash changes in the fair value of financing derivatives and equity securities investment included in other (expense) income, net on our Condensed Consolidated Statements of Operations and Comprehensive Loss. These financial instruments were not held in the prior period. The prior period adjustment to other expense (income), net reflects items classified as other (expense) income, net on our Condensed Consolidated Statements of Operations and Comprehensive Loss, excluding the other income associated with the transition services agreement for the Digital Analytix ("DAx") disposition. Our change to the calculation of adjusted EBITDA for 2018 is intended to conform adjusted EBITDA to the Consolidated EBITDA definition under our senior secured convertible notes issued to funds affiliated with or managed by Starboard Value LP.
The following table presents a reconciliation of net loss (GAAP) to non-GAAP net loss for each of the periods identified:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2018	2017	2018	2017
Net loss (GAAP)	$(24,637)	$(130,069)	$(132,064)	$(209,487)

Adjustments:
Stock-based compensation	6,311	8,722	31,191	15,366
Investigation and audit related	696	21,392	37,446	56,469
Settlement of litigation, net	—	81,799	5,250	82,417
Restructuring costs	51	—	5,141	—
Other expense (income), net (1)	5,699	(3,963)	9,834	(4,003)
Non-GAAP net loss	$(11,880)	$(22,119)	$(43,202)	$(59,238)
(1) In 2018, adjustments to other expense (income), net, reflect non-cash changes in the fair value of financing derivatives and equity securities investment included in other (expense) income, net on our Condensed Consolidated Statements of Operations and Comprehensive Loss. These financial instruments were not held in the prior period. The prior period adjustment to other expense (income), net reflects items classified as other (expense) income, net on our Condensed Consolidated Statements of Operations and Comprehensive Loss, excluding the other income associated with the transition services agreement for the DAx disposition.

Supplemental Non-GAAP Disclosure
The following tables present a reconciliation of certain non-GAAP expense line items (to be discussed on today’s conference call) to the most directly comparable GAAP expense line items:

	Three Months Ended September 30,
(In thousands)	2018				2017
	As reported (GAAP)	Less: stock-based compensation	As adjusted (non-GAAP)	% of GAAP Revenue	As reported (GAAP)	Less: stock-based compensation	As adjusted (non-GAAP)	% of GAAP Revenue
Revenues (1)	$102,864			100.0%	$100,323			100.0%
Cost of revenues	49,446	$1,248	$48,198	46.9%	48,803	$384	$48,419	48.3%
Selling and marketing	24,866	1,860	23,006	22.4%	29,873	1,461	28,412	28.3%
Research and development	18,742	1,137	17,605	17.1%	21,580	537	21,043	21.0%
General and administrative	18,707	2,066	16,641	16.2%	22,331	6,340	15,991	15.9%

	Nine Months Ended September 30,
(In thousands)	2018				2017
	As reported (GAAP)	Less: stock-based compensation	As adjusted (non-GAAP)	% of GAAP Revenue	As reported (GAAP)	Less: stock-based compensation	As adjusted (non-GAAP)	% of GAAP Revenue
Revenues (1)	$310,172			100.0%	$300,623			100.0%
Cost of revenues	148,226	$5,235	$142,991	46.1%	143,417	$1,446	$141,971	47.2%
Selling and marketing	80,418	8,227	72,191	23.3%	90,796	4,439	86,357	28.7%
Research and development	58,347	5,453	52,894	17.1%	64,102	1,808	62,294	20.7%
General and administrative	66,067	12,276	53,791	17.3%	53,426	7,673	45,753	15.2%
(1) Revenue in 2017 is not comparable to revenue in 2018 due to our adoption of ASC 606.

Revenues
Revenues from our three offerings of products and services are as follows:

	Three Months Ended September 30,
(In thousands)	2018	% of Revenue	2017 (1)	% of Revenue	$ Variance	% Variance
Ratings and Planning	$70,499	68.4%	$69,483	69.3%	$1,016	1.5%
Analytics and Optimization	22,215	21.6%	21,175	21.1%	1,040	4.9%
Movies Reporting and Analytics	10,150	10.0%	9,665	9.6%	485	5.0%
Total revenues	$102,864	100%	$100,323	100%	$2,541	2.5%

	Nine Months Ended September 30,
(In thousands)	2018	% of Revenue	2017 (1)	% of Revenue	$ Variance	% Variance
Ratings and Planning	$210,569	67.9%	$206,464	68.7%	$4,105	2.0%
Analytics and Optimization	68,479	22.1%	65,922	21.9%	2,557	3.9%
Movies Reporting and Analytics	31,124	10.0%	28,237	9.4%	2,887	10.2%
Total revenues	$310,172	100%	$300,623	100%	$9,549	3.2%

Revenues from our three offerings of products and services for each quarter in 2018 and 2017 are as follows:

	Three Months Ended,			Nine Months Ended,
(In thousands)	March 31, 2018	June 30, 2018	September 30, 2018	September 30, 2018
Ratings and Planning	$69,569	$70,501	$70,499	$210,569
Analytics and Optimization	25,731	20,533	22,215	68,479
Movies Reporting and Analytics	10,619	10,355	10,150	31,124
Total revenues	$105,919	$101,389	$102,864	$310,172

	Three Months Ended,				Fiscal Year Ended,
(In thousands)	March 31, 2017 (1)	June 30, 2017(1)	September 30, 2017(1)	December 31, 2017(1)	December 31, 2017(1)
Ratings and Planning	$67,765	$69,216	$69,483	$71,617	$278,081
Analytics and Optimization	23,726	21,021	21,175	20,843	86,765
Movies Reporting and Analytics	9,370	9,202	9,665	10,466	38,703
Total revenues	$100,861	$99,439	$100,323	$102,926	$403,549

For the three and nine months ended September 30, 2018, revenues from our previously disclosed four offerings of products and services would have been as follows:

	Three Months Ended September 30,
(In thousands)	2018	% of Revenue	2017(1)	% of Revenue	$ Variance	% Variance
Digital Audience	$49,467	48.1%	$55,430	55.3%	$(5,963)	(10.8)%
TV and Cross-Platform	29,775	28.9%	23,754	23.7%	6,021	25.3%
Advertising	13,472	13.1%	11,474	11.4%	1,998	17.4%
Movies	10,150	9.9%	9,665	9.6%	485	5.0%
Total revenues	$102,864	100%	$100,323	100%	$2,541	2.5%

	Nine Months Ended September 30,
(In thousands)	2018	% of Revenue	2017(1)	% of Revenue	$ Variance	% Variance
Digital Audience	$157,137	50.7%	$167,733	55.8%	$(10,596)	(6.3)%
TV and Cross-Platform	84,547	27.3%	71,138	23.7%	13,409	18.8%
Advertising	37,365	12.0%	33,515	11.1%	3,850	11.5%
Movies	31,123	10.0%	28,237	9.4%	2,886	10.2%
Total revenues	$310,172	100%	$300,623	100%	$9,549	3.2%

(1) Revenue in 2017 is not comparable to revenue in 2018 due to our adoption of ASC 606.